EXHIBIT (a)(1)(D)

Letter to Clients

CHART ACQUISITION GROUP LLC
JOSEPH R. WRIGHT AND
COWEN INVESTMENTS LLC

Offer to Purchase for Cash

Up to 2,379,180 Warrants

of

TEMPUS APPLIED SOLUTIONS HOLDINGS, INC.

at a Purchase Price of $0.60 Per Warrant

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON SEPTEMBER 11, 2015 OR SUCH LATER TIME AND DATE TO WHICH THE OFFER IS EXTENDED.

To Our Clients:

Enclosed for your consideration are the offer to purchase dated August 14, 2015 (the “Offer to Purchase”) and the related letter of transmittal (“Letter of Transmittal”) (which together, as they may be amended or supplemented from time to time, constitute the “Offer”) in connection with the Offer by Chart Acquisition Group LLC, Joseph R. Wright, and Cowen Investments LLC (which we collectively refer to as the “Purchasers”, “we”, “us” or “our”) to purchase up to 2,379,180 of the outstanding public warrants (the “Warrants”) of Tempus Applied Solutions Holdings, Inc. (the “Company”), at a purchase price of $0.60 per Warrant, in cash, without interest (subject to proration) (the “Purchase Price”), for an aggregate purchase price of $1,427,508 (each of the Warrants representing the right to purchase one share of the common stock of the Company, par value $0.0001 per share (the “Common Stock”), at an exercise price of $11.50 per share) upon the terms and subject to certain conditions of the Offer. All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Offer to Purchase.

We are the holder of record of Warrants held for your account. As such, we are the only ones who can tender your Warrants in the Offer, and then only pursuant to your instructions. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender Warrants we hold for your account.

Please instruct us as to whether you wish us to tender any or all of the Warrants we hold for your account on the terms and subject to the conditions of the Offer.

Please note the following:

1.	You may tender your Warrants and receive the Purchase Price of $0.60 per Warrant, as indicated in the attached Instruction Form, in cash, without interest;

2.	The Offer and withdrawal rights will expire at midnight, New York City time, at the end of the day on September 11, 2015, or such later time and date to which Purchasers extend the Offer;

3.	The Offer is not conditioned on any minimum number of Warrants being tendered. However, the Offer is subject to certain other conditions. If certain events occur, Purchasers may not be obligated to purchase Warrants pursuant to the Offer. See “The Offer – Section 6. Conditions of the Offer” of the Offer to Purchase;

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4.	The Offer is for up to an aggregate 2,379,180 Warrants;

5.	Tendering Warrant holders who are registered Warrant holders or who tender their Warrants directly to the Depositary will not be obligated to pay any brokerage commissions or fees, or solicitation fees except as set forth in the Offer to Purchase and the Letter of Transmittal;

If you wish to have us tender any or all of your Warrants, please so instruct us by completing, executing, detaching and returning the attached Instruction Form. If you authorize us to tender your Warrants, we will tender all your Warrants unless you specify a lesser number on the attached Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Date of the Offer. Please note that the Offer and withdrawal rights will expire at midnight, New York City time, at the end of the day on September 11, 2015, or such later time and date to which the Offer is extended.

The Offer is being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of the Warrants. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Warrants residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of that jurisdiction.

None of the Company, the Company’s board of directors, the Filing Persons, the Information Agent, or the Depositary is making any recommendation to you as to whether to tender or refrain from tendering your Warrants pursuant to the Offer. You must make your own decision as to whether to tender your Warrants and, if so, how many Warrants to tender. In doing so, you should read carefully the information set forth or incorporated by reference in the Offer to Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer. See “The Offer – Section 2. Purposes of the Offer; Certain Effects of the Offer,” and “The Offer – Section 11. Important Information Concerning the Company” of the Offer to Purchase. You should discuss whether to tender your Warrants with your broker or other financial advisor, if any.

Warrant holders who choose not to tender will not receive cash for their Warrants and the Warrants will remain outstanding.

None of the directors or executive officers of the Company will tender their Warrants pursuant to the Offer. See “The Offer — Section 9. Interests of Directors and Executive Officers; Certain Agreements.”

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INSTRUCTION FORM WITH RESPECT TO

CHART ACQUISITION GROUP LLC
JOSEPH R. WRIGHT AND
COWEN INVESTMENTS LLC

Offer to Purchase for Cash

Up to 2,379,180 Warrants

of

Tempus Applied Solutions Holdings, Inc.

at a Purchase Price of $0.60 Per Warrant

The undersigned acknowledge(s) receipt of your letter and the offer to purchase dated August 14, 2015 (the “Offer to Purchase”) and the related letter of transmittal (“Letter of Transmittal”) (which together, as they may be amended or supplemented from time to time, constitute the “Offer”) in connection with the Offer by Chart Acquisition Group LLC, Joseph R. Wright, and Cowen Investments LLC (the “Purchasers”) to purchase up to 2,379,180 of the outstanding public warrants (the “Warrants”) of Tempus Applied Solutions Holdings, Inc., at a purchase price of $0.60 per Warrant, in cash, without interest (subject to proration) (the “Purchase Price”), for an aggregate purchase price of $1,427,508 (each of the Warrants representing the right to purchase one share of common stock, par value $0.0001 per share, at an exercise price of $11.50 per share) upon the terms and subject to certain conditions of the Offer.

The undersigned hereby instruct(s) you to tender to Purchasers the number of Warrants indicated below or, if no number is indicated below, all Warrants which are beneficially owned by the undersigned and registered in your name for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

NUMBER OF WARRANTS TO BE TENDERED HEREBY: _______________________________ (1)

SIGNATURE: _______________________________

(1) Unless otherwise indicated, it will be assumed that all Warrants held by us for your account are to be tendered.

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